EXHIBIT 99.2

                           BOATMAN'S BANCSHARES, INC.

                  100 North Broadway, St. Louis Missouri 63102
                                 (314) 425-7525

                      1987 NON-QUALIFIED STOCK OPTION PLAN

                               General Information

     This Prospectus is intended to furnish to eligible employees of the Corporation and subsidiaries of the Corporation information regarding the 1987 Non-Qualified Stock Option Plan (the "Plan"). The Plan was adopted by the Board of Directors of the Corporation on February 10, 1987, was amended by the Board on March 10, 1987, and approved by the shareholders on April 28, 1987.

     Key employees of the Corporation and its subsidiaries are eligible to participate in the Plan. Under the Plan, such eligible employees may receive options to purchase shares of the Corporation's common stock ("Common Stock").

     The Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code of 1986 ("the Code"), and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. No person has a right under the Plan, or pursuant to any contract entered into in connection therewith, to create a lien on any Plan assets.

     On February 24, 1987, options to purchase 96,900 shares of Common Stock at a per share price of $40.25 were granted under the Plan to nine key employees of the Corporation and its subsidiaries. Such options become exercisable as to all or portions of the shares subject to each option on various dates within the next five calendar years and remain exercisable for various periods ending no later than February 24, 1997.

             Description of the 1987 Non-Qualified Stock Option Plan

     The following is a summary of the Plan. This summary does not purport to be complete. Reference is made to the Plan for a complete statement of the terms and provisions thereof.

     Purpose. The purpose of the Plan is to provide increased incentive for certain key employees of the Corporation and its subsidiaries and to encourage them to acquire a proprietary interest in the Corporation.

     Number of Shares. The number of shares of Common Stock which may be issued under the Plan is limited to 500,000, subject to adjustment in the event of certain changes affecting the shares. See "Changes in Shares."

     Limitations on Grants per Employee. Under the Plan, there is no specified maximum or minimum on the number or aggregate dollar value of shares which employees may be granted options to purchase within any given period of time.


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     Administration.  The Plan is administered by the Corporation's Compensation
and Stock Option   Committee  (the  "Committee"),  which is composed of three or more  directors  of the  Corporation  who are not  officers or  employees of the
Corporation   and who are appointed by and serve at the pleasure of the Board of
Directors of the Corporation. The present members of the Committee are Ellis L. Brown, Chairman, Ronald L. Aylward, George H. Capps, Ilus W. Davis, John E. Hayes, Jr., and Lee M. Liberman and their address is 100 North Broadway, St.
Louis, Missouri 63102. Subject to the terms of the Plan, the Committee determines when and to whom options will be granted, the option price for each such option and when such option may be exercised. The Committee has full authority to interpret and regulate the Plan and the options granted thereunder. All determinations by the Committee are conclusive.

     Option Price. The per share price at which shares may be purchased pursuant to any option granted under the plan shall not be less than the fair market value of Common Stock on the date on which the option is granted, as determined by the Committee. Once determined by the Committee in the option grant, the option price may not subsequently be modified, subject to adjustment by the Committee in the event of certain changes affecting the shares. See "Changes in Shares."

     Participation. Options may be granted to any person who, at the time of the grant, is a key employee of the Corporation or its subsidiaries, including but not limited to officers, whether or not they are directors.

     Stock Appreciation Rights. Any option to purchase Common Stock of the Corporation granted under the Plan may be accompanied by a related stock appreciation right ("SAR"), at the discretion of the Committee. An optionee holding an option accompanied by a SAR may elect to exercise the SAR instead of the option itself, with respect to all or a portion of the shares subject to exercise under the option, in which event the optionee is not required to advance any payment and receives, in lieu of shares of Common Stock, an amount in cash equal to the excess of the total fair market value of shares as to which the SAR is being exercised on the date of exercise over the aggregate option price of such shares. SAR's are granted subject to the same terms and conditions as the related options, are exercisable only to the extent the related options are exercisable and terminate when the options terminate. Exercise of a SAR by any director or officer of the Corporation must be effected in conformity with certain rules and regulations promulgated by the Securities and Exchange Commission, which, among other things, permit such exercise only during "window periods" following the release by the Corporation of quarterly or annual financial information. Specifically, exercise of a SAR by an officer or director of the Corporation may be effected only during the period beginning on the third business day following the date the Corporation releases its quarterly or annual financial information and ending on the twelfth business day following the date of release. Exercise of a SAR becomes effective upon receipt by the Committee of a written notice of election to exercise or, if all conditions to exercise are not then satisfied, on the first subsequent date when such conditions are satisfied. Exercise of a SAR will reduce the number of shares subject to exercise under the related option as though the option itself had been exercised.

     Time of Exercise. An option granted under the Plan by its terms may be exercised only during an option period which is determined by the Committee and set forth in the grant but which may not extend beyond ten years form the date of grant. Also see

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"Termination  of  Employment."  The  Committee is  authorized  under the Plan to impose further restrictions upon the right to exercise within the option period. Any exercise during the option period is subject to satisfaction of all required conditions to exercise. See "Other Conditions to Exercise."

     Other  Conditions  to  Exercise.  No  option  may be  exercised  unless all
requirements  of  applicable  Federal,   state  or  other  pertinent  regulatory
authority have been complied with to the extent the Committee deems advisable.

     Method of Exercise of Options; Payment. An option granted under the Plan is exercised in whole or in part by payment in full for the number of shares as to which it is being exercised. Such payment may be made in cash or, if authorized by the Corporation in the grant, in whole or in part in Common Stock valued at fair market value, as determined by the Committee. Upon such payment, a certificate or certificates for the full number of shares then being purchased will be issued and delivered to the optionee. The optionee will have no rights as a shareholder with respect to the shares as to which the option is being exercised until full payment for those shares has been received by the Corporation and the shares have been issued.

     Non-Transferability. No option granted under the Plan is transferable otherwise than by will or by the laws of descent and distribution and each such option is exercisable, during the lifetime of optionee, only by the optionee.

     Termination of Employment. If the employment of an optionee by the Corporation or any subsidiary of the Corporation is terminated other than by reason of death, disability (within the meaning of section 105(d)(4) of the Internal Revenue Code) or retirement, the right of the optionee to exercise any option then exercisable by him will terminate at the earlier of one year after the date of termination of employment or the date the option otherwise terminates. Notwithstanding the foregoing, an optionee whose employment is terminated by reason of conduct which the Committee determines to have been knowingly fraudulent, deliberately dishonest or willful misconduct shall forfeit all rights under the Plan. No change in the duties of an optionee or any transfer of the optionee among the Corporation and its subsidiaries shall constitute termination of employment. Death, disability or retirement will not affect the term of an option.

     Death of Optionee. In the event of the death of an optionee prior to the exercise or termination of exercisability of an option granted him under the Plan, the optionee's estate, or any person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee, may, at any time prior to the normal end of the option period, exercise the option to the same extent the optionee would be entitled to exercise such option were optionee alive.

     Changes in Shares. If there is any change in the shares of the Corporation's stock by reason of stock dividends, stock splits or other changes in capitalization, the number and class of shares subject to options and the price thereof and the number of SAR's shall be appropriately adjusted by the Committee. If the Corporation issues additional capital stock of any class for a consideration, no adjustment will be made.

     Amendment or Termination of the Plan. The Board of Directors of the Corporation may modify, amend or terminate the Plan at any time, except that, if not earlier termi-

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nated by action of the Board,  the Plan shall  terminate on, and no option shall be granted under the Plan after February 10, 1997. Termination of the Plan will not affect nor terminate the exercisability of options previously granted under the Plan and then outstanding.

                         Federal Income Tax Consequences

     It is intended that options granted under the Plan will NOT be "incentive stock options" within the meaning of Section 422A of the Code. No income will be recognized by an optionee when an option is granted to him under the Plan nor will the Corporation receive any tax deduction at the time of grant. Upon exercise of an option, the difference between the fair market value of the shares acquired at the time of exercise and the option price of such shares will be treated for Federal income tax purposes as ordinary income received as additional compensation, subject to Federal income tax withholding and employment tax provisions, and the Corporation will receive a corresponding tax deduction.

     In the case of persons subject to Section 16(b) of the Exchange Act (including directors, officers and 10% shareholders of the Corporation), the amount of ordinary income is determined on the basis of the fair market value of the shares on the date six months after the date of exercise (or on the date the Section 16(b) restriction lapses, if earlier), unless the optionee files an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the date the option is exercised, in which case the general rule set forth in the preceding paragraph applies.

     The optionees' basis in shares received upon exercise of an option will equal the fair market value thereof on the date of exercise (or, if Section 16(b) of the Exchange Act applies, the later-date fair market value used to determine the amount of ordinary income.) Generally, subsequent sales of such shares will result in recognition of capital gain or loss, which may be long-term or short-term, depending on how long the shares were held before the disposition.

     Upon exercise of a SAR, cash amounts received will be treated for Federal income tax purposes as ordinary income received as additional compensation, subject o Federal income tax withholding and employment tax provisions, and the Corporation will receive a corresponding tax deduction.

     All optionees are urged to consult their own tax advisers to determine the particular tax consequences to them of their receipt or exercise of options or SAR's under the Plan and any subsequent disposition by them of shares received upon exercise of options.

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                   Resales of Shares Received Through the Plan

     Normally,  optionees  who receive  shares of Common Stock upon  exercise of options granted to them under the Plan may resell such shares immediately following receipt without registration under applicable securities laws. Nevertheless, persons who are "affiliates" of the Corporation within the meaning of the Securities Act of 1933 (the "Act") by virtue of their direct or indirect control over the Corporation may reoffer or resell such shares following receipt thereof only if such reoffers and resales are separately registered under the Act or and exemption form registration is available. An exemption often relied upon for such resales is that contained in Rule 144 under the Act for resales by affiliates that meet specified conditions. Affiliates may not use this
Prospectus to reoffer or resell such shares. Under usual circumstances, directors and executive officers of the Corporation would likely be deemed to be "affiliates" of the Corporation under the Act.

                                  Legal Matters

     The legality of the issues of shares of Common Stock offered hereunder has been passed upon for the Corporation by Lewis & Rice, 611 Olive Street, St. Louis, Missouri 63101. As of June 19, 1987, partners of, and attorneys employed by Lewis & Rice owned directly or indirectly an aggregate of 8,830 shares of Common Stock.

                     Commission Position on Indemnification

     Article XIII of the Corporation's Restate Articles of Incorporation provides that it shall indemnify its directors and certain of its executive offices to the full extent specified in Section 351.355 of the Revised Statutes of Missouri (the "Indemnification Statute") and, in addition, shall indemnify such persons against all expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred by them in connection with may claim (including one by or in the right of a corporation) by reason or arising out of their serving in any of the various capacities set forth in the Indemnification Statute, except that such indemnification shall not apply to conduct finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Article XIII also provides that the Corporation may indemnify other officers, employees and agents to the full extent specified in the Indemnification Statute and may extend to them such additional indemnification.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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